Q1 FY21

Letter to Shareholders

August 3, 2020

CIRRUS LOGIC®

August 3, 2020

Dear Shareholders,

Cirrus Logic delivered Q1 FY21 revenue of $242.6 million, as we experienced robust demand for certain products shipping in tablets and smartphones. GAAP and non-GAAP earnings per share were $0.30 and $0.53, respectively. During the quarter, customer engagements and design activity were encouraging across new and existing product categories. Despite the challenges associated with the majority of our employees working remotely due to COVID-19, all teams across the organization are doing a great job remaining highly productive as they adapt to these evolving circumstances. Our technical marketing and engineering teams executed on key product development efforts and our supply chain continued to meet production schedules. Cirrus Logic remains committed to the safety and well-being of our employees, their families and our communities across the globe, while maintaining business continuity and continuing to provide outstanding support to our customers. The company has a number of innovative products expected to tape out this quarter and sample with customers over the next year. When combined with a robust roadmap that will continue to strengthen our portfolio of products in audio, voice and other mixed-signal domains, we remain optimistic about the company's future.

Figure A: Cirrus Logic Q1 FY21 Results

	GAAP	Adj.	Non-GAAP*
Revenue	**$242.6**		**$242.6**
Gross Profit	**$127.5**	**$0.2**	**$127.7**
Gross Margin	**52.6%**		**52.6%**
Operating Expense	$108.8	($16.4)	$92.4
Operating Income	**$18.7**	**$16.6**	**$35.3**
Operating Profit	**7.7%**		**14.6%**
Interest Income	$1.6		$1.6
Other Income	$0.1		$0.1
Income Tax Expense	$2.2	$2.9	$5.1
Net Income	**$18.2**	**$13.7**	**$31.9**
Diluted EPS	**$0.30**	**$0.23**	**$0.53**

*Complete GAAP to Non-GAAP reconciliations available on page 13
$ millions, except EPS

Revenue and Gross Margins

Revenue for the June quarter was $242.6 million, down 13 percent sequentially and up two percent year over year. The sequential decrease in revenue largely reflects a reduction in unit volumes for components shipping in flagship smartphones. This was partially offset by higher sales of components shipping in a recently launched lower-cost smartphone model and, to a lesser extent, tablets and laptops. The year-over-year increase in revenue was primarily driven by higher content and volumes in tablets, as people worldwide continue to work from home due to COVID-19. Additionally, increased sales of products shipping in a recently launched lower-cost smartphone model were offset by a reduction in Android sales. In Q1 FY21, one customer contributed 83 percent of total revenue. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy we do not discuss specifics about our business relationship.

Figure B: Cirrus Logic Revenue Q3 FY19 to Q2 FY21 (M)


$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$324
$240
$238
$389
$375
$279
$243
$310*
Q3/FY19
Q4/FY19
Q1/FY20
Q2/FY20
Q3/FY20
Q4/FY20
Q1/FY21
Q2/FY21

*Midpoint of guidance as of August 3, 2020

In the September quarter, we expect revenue to range from $290 million to $330 million, up 28 percent sequentially and down 20 percent year over year at the midpoint. Guidance reflects anticipated shipments of certain components into smartphones ahead of multiple product launches in the back half of the calendar year. The company's guidance is based on many factors, including direct input from our customers, external market sources, information from our supply

chain partners and our own historical knowledge and experience. However, as noted elsewhere in the company's discussion of risk factors, our customers can, and frequently do, change individual orders on short notice. While this generally has little to do with the health of our business, it does make predicting the Q2 and Q3 revenue split particularly challenging as we expect to be ramping heavily at this quarter boundary. As a result, small changes in timing could cause material swings in revenue for each quarter. Despite the challenging environment, as we move through FY21, the company remains focused on execution, new product development and expanding share with new and existing customers.

GAAP gross margin in the June quarter was 52.6 percent, compared to 52.4 percent in Q4 FY20 and 51.4 percent in Q1 FY20. Non-GAAP gross margin in Q1 FY21 was 52.6 percent, versus 52.4 percent in the prior quarter and 51.5 percent in Q1 FY20. The slight uptick in gross margin on a sequential basis is primarily due to supply chain efficiencies. The year-over-year increase reflects supply chain efficiencies, partially due to cost reductions associated with exiting the MEMS product line. In the September quarter gross margin is expected to range from 51 percent to 53 percent.

Operating Profit, Earnings and Cash

Operating profit for Q1 FY21 was approximately 7.7 percent on a GAAP basis and 14.6 percent on a non-GAAP basis. GAAP operating expense was $108.8 million, down $27.4 million sequentially and $9.6 million year over year. GAAP operating expense included $13.1 million in stock-based compensation and $3 million in amortization of acquired intangibles. Non-GAAP operating expense was $92.4 million, down $6.3 million sequentially and $7.2 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q1 FY21 are detailed below in order of significance in Figure C.

Figure C: Primary Drivers of Operating Expenses

Q/Q

- ↓ Restructuring charges*
- ↓ Employee-related expenses
- ↓ Variable compensation
- ↓ Stock-based compensation*
- ↑ Product development (including an increase in contract labor)

Y/Y

- ↓ Employee-related expenses
- ↓ Amortization of acquisition intangibles*
- ↓ Product development
- ↓ Amortization and depreciation costs on non-acquisition-related assets
- ↑ Stock-based compensation*
- ↑ Variable compensation

*Excluded from non-GAAP operating expense

GAAP R&D and SG&A expenses for Q2 FY21 are expected to range from $114 million to $120 million, including roughly $15 million in stock-based compensation and $3 million in amortization of acquired intangibles. The forecasted operating expense reflects a sequential increase in product development costs, including tape outs and, to a lesser extent, higher variable compensation and employee expenses. Our total headcount exiting Q1 was 1,466.

Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q3 FY19 to Q2 FY21



$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
1,580
1,551
1,496
1,472
1,441
1,443
1,466
Q3/FY19
Q4 FY19
Q1 FY20
Q2 FY20
Q3 FY20
Q4 FY20
Q1 FY21
Q2 FY21
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of August 3, 2020

GAAP earnings per share for the June quarter was $0.30, compared to $0.17 the prior quarter and $0.08 in Q1 FY20. Non-GAAP earnings per share for the quarter was $0.53, versus $0.68 in Q4 FY20 and $0.35 in Q1 FY20.

Our ending cash balance in the June quarter was $606.1 million, up slightly from $597.7 million the prior quarter. Cash from operations for the quarter was approximately $500,000. As of June 27, 2020, the company has $120 million remaining in its current share repurchase authorization. We expect to continue to generate strong cash flow in FY21 and will evaluate potential uses of this cash, including acquisitions and the repurchase of shares on an opportunistic basis. Net interest income is currently expected to be approximately $1.5 million in Q2 FY21.

Taxes and Inventory

For the June quarter, we realized GAAP tax expense of $2.2 million on GAAP pre-tax income of $20.4 million, resulting in an effective tax rate of 10.6 percent. Non-GAAP tax expense for the quarter was $5.1 million on non-GAAP pre-tax income of $37 million, resulting in an effective tax rate of 13.9 percent. Non-GAAP tax expense for the quarter includes the effect of higher non-GAAP income in various jurisdictions and excludes the effect of the restructuring charge recognized in GAAP income. We expect that our worldwide non-GAAP effective tax rate in FY21 will range from 15 percent to 17 percent.

Q1 FY21 inventory was $199.3 million, up from $146.7 million in Q4 FY20. In Q2 FY21, inventory is expected to be flat to up from the prior quarter as we ramp ahead of new product launches in the back half of the calendar year and we continue to manage inventory to appropriately meet customer demand.

Company Strategy

In the June quarter, customer engagements and product development efforts were positive. Despite the challenges and adverse economic effects associated with COVID-19, in Q1 we experienced robust interest for certain products shipping in tablets, truly wireless headsets and smartphones. Further, the number of Android devices utilizing our products has continued to grow across both flagship and mid-tier categories. As we have noted previously, our expectation is that in addition to building on our strong position in smartphones, over the next year we will continue to gain momentum in non-mobile phone applications, particularly those devices that require compact components to deliver a premium user experience while minimizing power consumption. Over the next several quarters we are focused on ramping shipments ahead of new product launches at several key customers and executing on a number of tape outs that we expect to be important drivers of growth in the future.

Design activity in the June quarter within our boosted amplifier product line was robust. Customer engagements around several of our recently introduced boosted amplifiers were positive, and we anticipate the first end products to come to market later this fiscal year. Our latest generation devices incorporate battery management enhancements that improve system performance while delivering meaningfully louder sound and better dynamics. As the push to maximize the performance of micro speakers continues to expand across mid-tier and flagship smartphones, we are focused on broadening our portfolio to address an array of technical and price requirements. And while opportunities for boosted amplifier sales in smartphones remain our primary focus, demand is also increasing in non-mobile phone applications including tablets, virtual reality headsets and laptops. Cirrus Logic's technology is particularly well-suited for these and other form factors, when our customers emphasize louder, higher-quality audio from smaller speakers with limited back-volume.

During the quarter, we were encouraged by customer interest and design activity around our haptic driver and touch sensing solutions. While the adoption of haptics in smartphones continues to represent the largest market, we believe there is a considerable opportunity to provide an immersive touch experience in other devices including wearables, tablets and, longer-term, in laptops and automotive. The removal of traditional mechanical buttons enables OEMs to build products with sleeker industrial design aesthetics, maximize surface area and deliver customized experiences based on the type of event detected. While we have a number of products available today, the company continues to invest in further innovative technologies to address the cost and feature requirements for both mobile and non-mobile applications that we believe can contribute to the long-term success of this business.

We are pleased with our progress in the truly wireless headset and wearable markets. While the company is shipping smart codecs and amplifiers in several leading brands today, we are actively engaged with key customers on next generation components. These products are focused on delivering innovative features to enhance audio playback, voice and environmental monitoring while also enabling longer battery life, which is a delicate balance in applications with extremely small batteries. Our second-generation general market smart codec reduces power consumption and integrates hybrid active noise cancellation. Additional features of this compact device include environmental listening, hearing augmentation and a personal sound amplification (PSAP) mode. The company is also gaining momentum in wearables, where our audio and haptic components enable a premium user experience while conserving board space and power. Revenue derived from products targeting these markets is relatively small today, but we are optimistic about the future of this business as new devices utilizing our technology are introduced over the next six to 12 months.

Cirrus Logic has a rich history of developing innovative mixed-signal products that push the boundaries of performance and power. While we believe there are significant opportunities for continued development in the 55-nanometer process node, the company is finalizing the

qualification of key intellectual property and smart codec technology on a 22-nanometer process. With design activity on the first product expected to begin in the next few months, these components will largely be processing-intensive smart codecs aimed at devices where power, performance and size are critical. In addition, we continue to leverage our signal processing expertise and outstanding track record of execution to move into new product domains where high-performance, low-power digital control of analog circuits is crucial. Over the years, Cirrus Logic has migrated our audio converter technology into amplifiers, our amplifier technology into haptic drivers, and we are now taking fundamental IP blocks from these applications into the closed-loop controller and power domains. As we have previously indicated, our first component addressing one of these new application areas, a closed-loop controller, is ramping production this quarter. Also, in the September quarter, we expect to tape out another first-generation, power conversion and control IC, targeting a new mixed-signal processing application space for the company. With strong customer relationships, a robust portfolio of components in our core business areas and a number of innovative new products in development, we expect to expand our addressable market and fuel long-term growth opportunities in the coming years.

Summary and Guidance

For the September quarter we expect the following results:

- Revenue to range between $290 million and $330 million;
- GAAP gross margin to be between 51 percent and 53 percent; and
- Combined GAAP R&D and SG&A expenses to range between $114 million and $120 million, including approximately $15 million in stock-based compensation expense and $3 million in amortization of acquired intangibles;

In summary, we are pleased with our progress in Q1 FY21 as teams across the company continued to actively engage with key customers and execute on product development while maintaining a high level of performance throughout the organization. With robust design activity and a pipeline of differentiated products coming to market over the next year, we believe we are well-positioned to maintain our strong customer relationships and expand our share in the markets we target.

Sincerely,



Jason Rhode
Chief Executive Officer



John Forsyth
President



Thurman Case
Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 1899640).

Use of Non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, and effective tax rate. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available.

Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our ability to maintain our overall productivity for the duration of the COVID-19 pandemic; expected product tape outs, product introductions, and sampling to customers over the next year; our outlook in the coming quarters and years, and optimism for the long-term success and outlook of the company; expected customer ramps, including the expected introduction of our closed-loop controller component in the second half of calendar year 2020; expectations related to new or additional content at new and existing customers; expectations of expansion of our serviceable markets and share in our targeted markets, including non-mobile phone applications such as tablets, virtual reality headsets, and laptops;

expectations for future product introductions, revenue growth and market success with closed-loop controllers, headset products, audio amplifiers, haptic devices and other mixed-signal components; our ability to migrate our technology to the power domain and expectations with respect to the tape out of a new power conversion and control IC targeting a new mixed-signal processing application space for the company during the second quarter of fiscal year 2021; our ability to continue to generate strong cash flow in fiscal year 2021; effective tax rates for fiscal year 2021; and our forecasts for the second quarter of fiscal year 2021 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles, restructuring charges and inventory levels. In some cases, forward-looking statements are identified by words such as "emerge," "expect," "anticipate," "foresee," "target," "project," "believe," "goals," "opportunity," "estimates," "intend," "will," and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the second quarter of fiscal year 2021, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers' new product ramps; failure to win new designs or additional content as expected at Android customers; the risks of doing business internationally, including increased import/export restrictions and controls (e.g., the effect of the U.S. Bureau of Industry and Security of the U.S. Department of Commerce placing Huawei Technologies Co., Ltd. and certain of its affiliates on the Bureau's Entity List), imposition of trade protection measures (e.g., tariffs or taxes), security and health risks, possible disruptions in transportation networks, and other economic, social, military and geo-political conditions in the countries in which we, our customers or our suppliers operate; and the risk factors listed in our Form 10-K for the year ended March 28, 2020 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking Disclosures

We face risks related to global health epidemics that could impact our sales, supply chain and operations, resulting in significantly reduced revenue and adversely affecting operating results.

On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus (now termed COVID-19). While we expect the impacts of COVID-19 to have an adverse effect on our business, financial condition and results of operations, we are unable to predict the extent or nature of these impacts at this time. The COVID-19 pandemic will likely heighten or

exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 28, 2020 and in our other filings with the Securities and Exchange Commission.

Although we did not experience a signification reduction in our overall productivity during the first quarter of fiscal year 2021, we have experienced, and expect to continue to experience, disruptions to our business operations resulting from remote work arrangements for the majority of our employees, the implementation of certain measures at our facilities worldwide to protect our employees' health and safety, government stay-at-home directives, quarantines, self-isolations, travel restrictions, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products in a timely manner, meet required milestones, or win new business. Any increased or additional disruptions to our business operations due to these restrictions would likely impact our ability to continue to maintain current levels of productivity.

In the longer term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, leading to a global economic downturn and potentially a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results.

Summary of Financial Data Below:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended		
	Jun. 27, 2020	Mar. 28, 2020	Jun. 29, 2019
	Q1'21	Q4'20	Q1'20
Portable products	$ 210,661	$ 249,731	$ 202,938
Non-portable and other products	31,912	29,560	35,315
Net sales	**242,573**	**279,291**	**238,253**
Cost of sales	115,101	133,056	115,759
Gross profit	**127,472**	**146,235**	**122,494**
Gross margin	**52.6%**	**52.4%**	**51.4%**
Research and development	78,741	81,865	88,830
Selling, general and administrative	29,704	32,464	29,520
Restructuring costs	352	21,925	-
Total operating expenses	108,797	136,254	118,350
Income from operations	**18,675**	**9,981**	**4,144**
Interest income	1,576	2,474	2,285
Other income (expense)	111	(106)	(378)
Income before income taxes	**20,362**	**12,349**	**6,051**
Provision for income taxes	2,153	2,191	1,433
Net income	**$ 18,209**	**$ 10,158**	**$ 4,618**
Basic earnings per share:	$ 0.31	$ 0.17	$ 0.08
Diluted earnings per share:	$ 0.30	$ 0.17	$ 0.08
Weighted average number of shares:			
Basic	58,313	58,527	58,540
Diluted	60,280	60,683	60,258

Prepared in accordance with Generally Accepted Accounting Principles

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended		
	Jun. 27, 2020	Mar. 28, 2020	Jun. 29, 2019
Net Income Reconciliation	Q1'21	Q4'20	Q1'20
GAAP Net Income	$ 18,209	$ 10,158	$ 4,618
Amortization of acquisition intangibles	2,998	3,000	7,228
Stock-based compensation expense	13,306	14,052	11,786
Restructuring costs	352	20,602	-
Adjustment to income taxes	(2,982)	(6,320)	(2,803)
Non-GAAP Net Income	$ 31,883	$ 41,492	$ 20,829
Earnings Per Share Reconciliation			
GAAP Diluted earnings per share	$ 0.30	$ 0.17	$ 0.08
Effect of Amortization of acquisition intangibles	0.05	0.05	0.12
Effect of Stock-based compensation expense	0.22	0.23	0.20
Effect of Restructuring costs	0.01	0.34	-
Effect of Adjustment to income taxes	(0.05)	(0.11)	(0.05)
Non-GAAP Diluted earnings per share	$ 0.53	$ 0.68	$ 0.35
Operating Income Reconciliation			
GAAP Operating Income	$ 18,675	$ 9,981	$ 4,144
GAAP Operating Profit	*7.7%*	*3.6%*	*1.7%*
Amortization of acquisition intangibles	2,998	3,000	7,228
Stock-based compensation expense - COGS	207	213	241
Stock-based compensation expense - R&D	8,653	9,446	7,240
Stock-based compensation expense - SG&A	4,446	4,393	4,305
Restructuring costs	352	20,602	-
Non-GAAP Operating Income	$ 35,331	$ 47,635	$ 23,158
Non-GAAP Operating Profit	*14.6%*	*17.1%*	*9.7%*
Operating Expense Reconciliation			
GAAP Operating Expenses	$ 108,797	$ 136,254	$ 118,350
Amortization of acquisition intangibles	(2,998)	(3,000)	(7,228)
Stock-based compensation expense - R&D	(8,653)	(9,446)	(7,240)
Stock-based compensation expense - SG&A	(4,446)	(4,393)	(4,305)
Restructuring costs	(352)	(20,724)	-
Non-GAAP Operating Expenses	$ 92,348	$ 98,691	$ 99,577
Gross Margin/Profit Reconciliation			
GAAP Gross Profit	$ 127,472	$ 146,235	$ 122,494
GAAP Gross Margin	*52.6%*	*52.4%*	*51.4%*
Stock-based compensation expense - COGS	207	213	241
Restructuring costs - COGS	-	(122)	-
Non-GAAP Gross Profit	$ 127,679	$ 146,326	$ 122,735
Non-GAAP Gross Margin	*52.6%*	*52.4%*	*51.5%*
Effective Tax Rate Reconciliation			
GAAP Tax Expense	$ 2,153	$ 2,191	$ 1,433
GAAP Effective Tax Rate	*10.6%*	*17.7%*	*23.7%*
Adjustments to income taxes	2,982	6,320	2,803
Non-GAAP Tax Expense	$ 5,135	$ 8,511	$ 4,236
Non-GAAP Effective Tax Rate	*13.9%*	*17.0%*	*16.9%*
Tax Impact to EPS Reconciliation			
GAAP Tax Expense	$ 0.04	$ 0.04	$ 0.02
Adjustments to income taxes	0.05	0.11	0.05
Non-GAAP Tax Expense	$ 0.09	$ 0.15	$ 0.07

CONSOLIDATED CONDENSED BALANCE SHEET

unaudited; in thousands

	Jun. 27, 2020	Mar. 28, 2020	Jun. 29, 2019
ASSETS			
Current assets			
Cash and cash equivalents	$ 285,922	$ 292,119	$ 198,077
Marketable securities	29,943	22,008	52,350
Accounts receivable, net	136,539	153,998	111,497
Inventories	199,332	146,725	146,317
Other current assets	38,231	35,346	55,834
Total current Assets	689,967	650,196	564,075
Long-term marketable securities	290,186	283,573	205,079
Right-of-use lease assets	139,492	141,274	146,035
Property and equipment, net	154,286	158,244	182,042
Intangibles, net	31,185	34,430	62,496
Goodwill	287,399	287,088	286,370
Deferred tax asset	6,970	10,052	9,394
Other assets	44,554	27,820	14,625
Total assets	$ 1,644,039	$ 1,592,677	$ 1,470,116
LIABILITIES AND STOCKHOLDERS' EQUITY			
Current liabilities			
Accounts payable	$ 95,523	$ 78,412	$ 60,408
Accrued salaries and benefits	28,768	42,439	23,416
Current lease liability	13,887	13,580	14,517
Other accrued liabilities	24,866	24,206	32,865
Total current liabilities	163,044	158,637	131,206
Non-current lease liability	129,627	129,312	137,180
Non-current income taxes	69,130	71,143	79,484
Other long-term liabilities	9,949	3,806	4,996
Stockholders' equity:			
Capital stock	1,451,297	1,434,929	1,375,777
Accumulated deficit	(184,049)	(201,681)	(258,899)
Accumulated other comprehensive income (loss)	5,041	(3,469)	372
Total stockholders' equity	1,272,289	1,229,779	1,117,250
Total liabilities and stockholders' equity	$ 1,644,039	$ 1,592,677	$ 1,470,116

Prepared in accordance with Generally Accepted Accounting Principles